UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 29, 2004 (December 23, 2004)

PRA INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51029 (Commission File No.)	54-2040171 (I.R.S. Employer Identification No.)

12120 Sunset Hills Road
Suite 600
Reston, Virginia 20190

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:
(703) 464-6300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On December 23, 2004, PRA International entered into a senior revolving credit facility with Wachovia Capital Markets, LLC, as co-lead arranger and sole book manager and Wells Fargo Bank, N.A., as co-lead arranger along with Wachovia Bank, N.A., as administrative agent and issuing lender; each of Wells Fargo Bank, N.A., Canadian Imperial Bank of Commerce, LaSalle Bank N.A., and Keybank N.A., as lenders; and CIBC, as Canadian Dollar lender. Under a separate arrangement with us, Wachovia also serves as the transfer agent and registrar for our common stock.

     The following description of our revolving credit facility briefly summarizes the facility’s terms and conditions that are material to us and is qualified in its entirety by reference to the full text of the facility, which is filed as an exhibit to this current report on Form 8-K.

     The credit facility provides for a $75.0 million revolving line of credit that terminates on December 23, 2008 or earlier in certain circumstances. At any time within three years after December 23, 2004 and so long as no event of default is continuing, we have the right, in consultation with Wachovia, the administrative agent under the facility, to request increases in the aggregate principal amount of the facility in minimum increments of $5.0 million up to an aggregate increase of $50.0 million (and which would make the total amount available under the facility $125.0 million). The revolving credit facility is available for general corporate purposes (including working capital expenses, capital expenditures, and permitted acquisitions), the issuance of letters of credit and swingline loans for PRA’s account, for the refinancing of certain existing indebtedness, and to pay fees and expenses related to the facility. All borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. A portion of the facility is also available for alternative currency loans.

Interest and Fees

     The interest rates applicable to loans under the revolving credit facility are floating interest rates that, at PRA’s option, equal a base rate or a LIBOR rate plus, in each case, an applicable margin. The base rate is a fluctuating interest rate equal to the higher of (a) the prime rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in New York City, and (b) the overnight federal funds rate plus 0.50%. The LIBOR rate is, with certain exceptions, the rate set forth on the Dow Jones Markets Screen Page 3750 as the interbank offering rate for dollar deposits with maturities comparable to the interest period (1, 2, 3 or 6 months) PRA has chosen. In addition, PRA is required to pay to the lenders under the facility a commitment fee for unused commitments at a per annum rate that fluctuates depending on PRA’s leverage ratio.

Prepayments

     Voluntary prepayments of loans and voluntary reductions in the unused commitments under the revolving credit facility are permitted in whole or in part, in minimum amounts and subject to certain other limitations.

Collateral and Guarantees

     All of our domestic subsidiaries guaranty PRA’s obligations under the revolving credit facility. The facility is unsecured, but PRA has granted a negative pledge on our assets and those of our subsidiaries that guarantees the facility for the benefit of the lenders under the facility.

Covenants and Other Matters

     The revolving credit facility requires PRA to comply with certain financial covenants, including a maximum total leverage ratio, a minimum fixed charge coverage ratio, and a minimum net worth. The facility also includes certain negative covenants restricting or limiting our ability to:

•	guarantee or incur additional debt, except as expressly permitted;

•	engage in mergers, acquisitions, or other business combinations that would reduce below $25.0 million the amount of our cash and cash equivalents less our total outstanding borrowings under the facility (in which case the cash consideration of such mergers, acquisitions, or other business combinations cannot total more than $25.0 million in any twelve-month period), subject to certain other exceptions and limitations; and

•	take any of the other actions prohibited under the negative covenants contained in article 10 of the facility.

     Our revolving credit facility also contains customary representations and warranties, affirmative covenants, notice provisions, and events of default, including change of control, cross-defaults to other debt, and judgment defaults.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of December 23, 2004, by and among Pharmaceutical Research Associates, Inc., a Virginia corporation, Pharmaceutical Research Associates, GmbH a company organized under the laws of Germany, Pharm Research Associates (UK) Limited, a company organized under the laws of England and Wales, as Borrowers, Pharmaceutical Research Associates International, Inc., a company organized under the laws of Canada, as the Canadian Borrower, PRA International, a Delaware corporation, PRA Sub, Inc., a Delaware corporation, PRA International Operations, Inc., a Delaware corporation, and each of the lenders referred to therein

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRA INTERNATIONAL

Date: December 29, 2004	By:	/s/ Spiro Fotopoulos

Spiro Fotopoulos
Managing Attorney